EXHIBIT 99.1

PRESS RELEASE                          Source: Steel Partners Holdings L.P.

Steel Partners Holdings L.P. Reports Fourth Quarter and Year End 2015 Financial Results

NEW YORK, March 11, 2016 -- Steel Partners Holdings L.P. (NYSE: SPLP) (“SPLP” or the “Company”), a global, diversified holding company, today announced operating results for the fourth quarter and year ended December 31, 2015. They are summarized in the following paragraphs. For a full discussion of the operating results, please read the Company's Form 10-K, which can be found at www.steelpartners.com.

SPLP reported revenue of $255.4 million for the quarter, as compared to $199.1 million for the same period of 2014. The loss before taxes and equity method investments was $28.2 million in the fourth quarter of 2015, as compared to $30.1 million in 2014. The net income attributable to the Company's common unitholders for the fourth quarter of 2015 was $59.9 million, or $2.24 per diluted common unit, as compared to a loss of $18.7 million, or $0.68 per diluted common unit, for the same period in 2014.

For the year ended December 31, 2015 SPLP reported revenues of $998.0 million, as compared to $849.5 million in 2014. Income before taxes and equity method investments was $23.4 million for the year, as compared to $25.3 million in 2014. The net income attributable to the Company's common unitholders for the year was $136.7 million, or $4.98 per diluted common unit, as compared to a loss of $7.6 million, or $0.27 per diluted common unit, for 2014.

“We made significant progress in 2015 consolidating more of our holdings and tax efficiently simplifying our structure” said Warren Lichtenstein, Executive Chairman. “Our accounting remains complex, but we are pleased to report profitable growth in 2015. Our Energy segment faced the significant challenges created by lower energy prices this past year, but our Diversified Industrial and Financial Services segments performed well demonstrating the value of our balance and diversification.”

Lichtenstein continued, “Our consolidation activities included taking several previously public companies that we were invested in private including DGT Holdings Corp., JPS Industries, Inc., API Group plc, and CoSine Communications, Inc., and we have initiated the process for Steel Excel, Inc. to deregister as an SEC registrant. We continued our unit repurchase program acquiring 1,091,175 of our common units for approximately $19.2 million during the year at prices below book value and below what we believe is intrinsic value.”

“We also continue to explore new avenues for growth, for example, our Steel Sports business in Steel Excel is a social impact organization that strives to provide a first-class youth sports experience emphasizing positive experiences and instilling the core values of discipline, teamwork, safety, respect, and integrity. Steel Sports’ goal is to have more kids play sports and through the love of the game to play for life.  We also want kids to specialize less and to learn life lessons through sports and team work.”

“We continue to look for add on acquisitions as well as new platforms, and plan to have an investor day later this year.”

Financial Summary ($000s)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues	$255,412	$199,147	$998,037	$849,530
Costs and Expenses	283,641	229,221	974,668	824,257
(Loss) Income before taxes and equity method investments	(28,229)	(30,074)	23,369	25,273
Income tax (benefit) provision	(103,424)	5,170	(78,719)	24,288
Loss of associated companies, net of taxes	(17,694)	(51)	(34,931)	(3,379)
(Loss) Income from other investments - related party	—	(1,195)	361	891
(Loss) Income from investments held at fair value	(359)	(2,843)	2,793	(16,069)
Net income (loss) from continuing operations	57,142	(39,333)	70,311	(17,572)
(Loss) Income from discontinued operations	(761)	1,624	86,257	10,304
Net income (loss)	56,381	(37,709)	156,568	(7,268)
Loss (Income) attributable to noncontrolling interests	3,487	19,038	(19,833)	(287)
Net income (loss) attributable to common unit holders	$59,868	$(18,671)	$136,735	$(7,555)

Net income (loss) per common unit - basic	$2.24	$(0.68)	$5.00	$(0.27)
Net income (loss) per common unit - diluted	$2.24	$(0.68)	$4.98	$(0.27)

Segment Results ($000s)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenue:
Diversified industrial	$207,121	$131,911	$763,009	$600,468
Energy	24,645	54,482	132,620	210,148
Financial services	23,544	12,349	69,430	36,647
Corporate	102	405	32,978	2,267
Total	$255,412	$199,147	$998,037	$849,530
Income (loss) from continuing operations before income taxes:
Diversified industrial	$6,435	$3,262	$42,281	$65,543
Energy	(60,928)	(40,327)	(95,112)	(26,254)
Financial services	15,775	8,985	46,314	24,251
Corporate	(7,564)	(6,083)	(1,891)	(56,824)
(Loss) Income from continuing operations before income taxes	(46,282)	(34,163)	(8,408)	6,716
Income tax (benefit) provision	(103,424)	5,170	(78,719)	24,288
Net income (loss) from continuing operations	$57,142	$(39,333)	$70,311	$(17,572)
Income (loss) from equity method investments:
Diversified industrial	$(2,109)	$485	$(1,252)	$26,115
Energy	(11,284)	(2,668)	(16,102)	(6,070)
Corporate and other	(4,301)	937	(17,216)	(22,533)
Total	$(17,694)	$(1,246)	$(34,570)	$(2,488)

About Steel Partners Holdings L.P.
Steel Partners Holdings L.P. is a global diversified holding company that engages in multiple businesses through consolidated subsidiaries, associated companies and other interests.  It owns and operates businesses and has significant interests in leading companies in various industries, including diversified industrial products, energy, defense, supply chain management and logistics, banking and youth sports.
Forward-Looking Statements
This press release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect SPLP's current expectations and projections about its future results, performance, prospects and opportunities. Forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities in 2016 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, SPLP's subsidiaries need for additional financing and the terms and conditions of any financing that is consummated, their customers' acceptance of its new and existing products, the risk that the Company and its subsidiaries will not be able to compete successfully, and the possible volatility of the Company's unit price and the potential fluctuation in its operating results. Although SPLP believes that the expectations reflected in its forward-looking statements are reasonable and achievable, any such statements involve significant risks and uncertainties and no assurance can be given that the actual results will be consistent with the forward-looking statements. Investors should read carefully the factors described in the “Risk Factors” section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2015 for information regarding risk factors that could affect the Company's results. Except as otherwise required by federal securities laws, SPLP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.
Investor contact: Steel Partners Holdings GP Inc.
James F. McCabe, Jr., Chief Financial Officer
212-520-2300
jmccabe@steelpartners.com